Exhibit 99.1

Investor Relations Contact: David Humphrey
Title: Vice President – Investor Relations
Phone: 479-785-6200
Email: dhumphrey@arcb.com

ArcBest® Declares an $0.08/Share Quarterly Dividend;

Announces New $100 Million Accelerated Share Repurchase Program

FORT SMITH, Ark., November 1, 2021 – The Board of Directors of ArcBest® (Nasdaq: ARCB) has declared a quarterly cash dividend of eight cents ($0.08) per share to holders of record of its Common Stock, $0.01 par value, on November 12, 2021, payable on November 26, 2021.

ArcBest also announced that the Board has authorized ArcBest to enter into an accelerated share repurchase program (“ASR”) with Morgan Stanley & Co. LLC (“Morgan Stanley”) to repurchase $100 million of ArcBest’s common stock.  The ASR authorization is in addition to the authorization under the existing ArcBest share repurchase program, which currently has $41.9 million available. ArcBest intends to enter into the ASR shortly after the release of its earnings for third quarter 2021 scheduled for November 2, 2021.

“We are pleased to increase the return of capital to ArcBest’s shareholders by entering into this accelerated share repurchase agreement,” said Judy R. McReynolds, ArcBest chairman, president and CEO. “Given our prospects for continued growth and value creation, the Board believes the current stock price does not reflect ArcBest’s intrinsic value. Importantly, as evidenced by the recent MoLo transaction, we have the balance sheet capacity and solid free cash flow to pursue accretive external growth opportunities, even while making value-enhancing organic investments, paying an attractive dividend and repurchasing shares. We are implementing our capital allocation plan and advancing our growth strategy, building on ArcBest’s leading position as an integrated logistics company.”

Under the ASR agreement, ArcBest will make an initial payment of $100 million to Morgan Stanley and will receive an initial delivery of ArcBest common stock. The final number of shares to be repurchased will be based on the volume-weighted average price of ArcBest’s common stock during the term of the ASR and subject to adjustments pursuant to the terms of the ASR. The final settlement of the ASR is expected to be completed in first quarter 2022.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with over 14,000 employees across more than 250 campuses and service centers, the company is a logistics powerhouse, fueled by the simple notion of finding a way to get the job done. Through innovative thinking, agility and trust, ArcBest leverages their full suite of shipping and logistics solutions to meet customers’ critical needs, each and every day. For more information, visit arcb.com.

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